                                                                    Exhibit 99.1

                          [USA INTERACTIVE LETTERHEAD]

FOR IMMEDIATE RELEASE                                              JULY 24, 2002

                USA REPORTS EXCELLENT Q2 AND STRONG BALANCE SHEET
       CASH NET INCOME FROM OPERATING BUSINESSES GROWS 57% TO $96 MILLION
          MARGINS UP 270 BASIS POINTS TO 18.6% FOR OPERATING BUSINESSES
           INTERACTIVE GROSS TRANSACTIONS INCREASE 49% TO $2.7 BILLION
              $292 MILLION IN FREE CASH FLOW GENERATED YEAR-TO-DATE
     $4 BILLION IN ATTRIBUTABLE NET CASH AND SECURITIES, OR $8.55 PER SHARE

                                        Q2 2002       Q2 2001       Growth
                                        -------       -------       ------
                                        $ IN MILLIONS, EXCEPT PER SHARE
GROSS TRANSACTION VALUE
  Interactive Businesses                 $ 2,668      $ 1,792         49%
  Total                                  $ 3,256      $ 2,355         38%
REVENUE
  Operating Businesses                   $ 1,026      $   823         25%
  Total                                  $ 1,118      $   940         19%
OPERATING MARGINS
  Operating Businesses                     18.6%        15.9%     270 bps
  Total                                    15.1%        11.3%     380 bps
CASH NET INCOME
  Operating Businesses                   $  95.8      $  59.9         57%
  Total                                  $  47.5      $  21.0        126%
CASH EPS
  Operating Businesses                   $  0.20      $  0.13         57%
  Total                                  $  0.10      $  0.05        122%

NEW YORK, NY, July 24, 2002 - USA Interactive (NASDAQ: USAI) reported results today for its quarter ended June 30, 2002.

 - USA INTERACTIVE extended its lead in online travel, as USA's travel businesses (EXPEDIA, HOTELS.COM and TV TRAVEL GROUP) generated a collective $1.6 billion in transactions during the period, up 68% from $970 million in Q2 '01.
 - HSN - U.S. had another solid quarter, exceeding its Q2 budget despite modest sales growth of 6%. Contributing positively to the results were HSN's continued focus on higher margin products, which boosted gross margin by 390 basis points to 38.4%; 44% revenue growth at HSN.com; and further gains in operating leverage. Management believes that HSN will be able to achieve its 2002 budget of $285 million, although Q3 is off to a slower than expected start.
 - TICKETMASTER Online accounted for 43% of the 24.3 million tickets sold by Ticketmaster in Q2, helping to expand ticketing operating margins to 25% versus 22% in Q2 2001. MATCH.COM grew subscribers 179% over the prior year to 604,175, with 313,228 new subscriptions in Q2, aided by the acquisition of Soulmates.
 - USA'S BALANCE SHEET is stronger than ever, with more than $4 billion in attributable cash and securities, net of debt and preferred stock.

----------------------
DEFINITIONS:

- INTERACTIVE BUSINESSES include HSN, HSN.com, Expedia, Hotels.com, Ticketmaster.com and Match.com.
- OPERATING BUSINESSES include HSN-U.S., Ticketing, Match.com, Hotels.com, Expedia, PRC, Corporate and other.
- OPERATING MARGINS refer to Adjusted EBITDA (see page 3) as a percentage of revenue.
- CASH NET INCOME generally captures all income statement items that have been, or will ultimately be, settled in cash and is defined as net income available to common shareholders plus: (1) amortization of non-cash distribution and marketing expense (2) non-cash compensation expense and
     (3) amortization of goodwill (in 2001) and intangibles, net of related tax and minority interest expense. All amounts are presented on a fully diluted, treasury method basis. See page 2 for more detail.
- IMPORTANT: All results herein are presented on a comparative pro forma basis reflecting the Vivendi and Expedia transactions, and reflect continuing operations and exclude one-time items, unless otherwise noted. Read all footnotes and important disclaimer.

                                     -More-

                                FINANCIAL RESULTS

As USA has indicated in previous public filings, the company has switched its focus from Adjusted EBITDA ("EBITDA") to Cash Net Income ("CNI") as its most relevant `bottom line' metric. However, USA's segment results are presented on page 3 of this release on an EBITDA basis to be consistent with prior periods and because USA believes the investment community still largely measures USA's value and operating performance using this metric. EBITDA is also the basis on which USA's internal budget was prepared and is the primary gauge in rewarding incentive compensation to USA's managers for 2002. In connection with its 2003 budget process, USA intends to replace EBITDA for segment reporting purposes with a metric relevant to how USA manages its businesses internally, such as Operating Income before amortization of intangibles and certain other non-cash items.


CASH NET INCOME
--------------------------------------------------------------------------------
CNI generally captures all income statement items that have been, or ultimately will be, settled in cash. Accordingly, CNI includes many items that EBITDA does not, such as depreciation, interest, minority interest, and taxes. The following table shows the reconciliation from EBITDA to net income, then to CNI.

                                                               Q2 2002      Q2 2001        Growth
                                                               -------      -------        ------
                                                                 $ IN MILLIONS, EXCEPT PER SHARE
ADJUSTED EBITDA                                            $    169.3   $   106.2            59%
    Depreciation                                                (42.4)      (36.8)
                                                               -------      -------        ------
EBITA                                                           126.9        69.4            83%
    Amortization of non-cash compensation                        (3.4)       (5.2)
    Amortization of non-cash distribution and marketing         (10.1)      (10.6)
    Amortization of other intangibles (non-cash)                (29.4)      (31.8)
    HSN cable distribution amortization                         (13.1)      (10.6)
    HSN disengagement costs                                      (6.2)           -
                                                               -------      -------        ------
OPERATING INCOME                                                 64.8        11.2           480%
    Interest & other                                             28.2        18.7
    Equity losses in affiliates                                 (13.1)       (4.8)
    Income taxes                                                (37.8)      (13.5)
    Minority interest                                           (15.9)       (4.9)
    Preferred dividend                                           (3.3)       (3.3)
    Impact of exchangeable shares and dilutive securities        (2.0)           -
                                                               -------      -------        ------
NET INCOME                                                       21.0         3.3           534%
    Amortization of non-cash items                               42.9        47.6
    Less: related tax and minority interest                     (16.4)      (30.0)
                                                               -------      -------        ------
CASH NET INCOME                                            $     47.5   $    21.0           126%
                                                               =======      =======        ======
CASH EPS                                                   $     0.10   $    0.05           122%
                                                               =======      =======        ======

----------------------

DEFINITIONS:
- CASH NET INCOME is defined as net income available to common shareholders plus (1) amortization of non-cash distribution and marketing expense (2) non-cash compensation expense and (3) amortization of goodwill (in 2001) and intangibles, net of related tax and minority interest expense. Excludes non-recurring items, including restructuring charges. All amounts are presented on a fully diluted, treasury method basis.

                                     -More-

SEGMENT RESULTS
--------------------------------------------------------------------------------

                                                                      REVENUE                           ADJUSTED EBITDA
                                                             ------------------------------     --------------------------------
                                                             Q2 2002    Q2 2001      Growth     Q2 2002     Q2 2001       Growth
                                                             -------    -------      ------     -------     -------       ------
OPERATING BUSINESSES                                               $ IN MILLIONS                       $ IN MILLIONS

  HSN - U.S.                                            $      376.1     $ 356.3         6%      $ 62.6   $    51.7         21%
  Ticketing                                                    175.4       163.9         7%        43.7        35.5         23%
  Match.com                                                     29.5        10.7       177%         9.7         2.8        241%
  Hotels.com                                                   229.7       138.3        66%        32.9        21.0         56%
  Expedia                                         (a)          142.7        78.5        82%        43.3        17.7        144%
  PRC                                                           72.1        75.6        -5%         8.1        10.2        -20%
  Corporate and other                                                                               (9.9)       (8.2)        -21%
                                                             -------    -------      ------     -------     -------       ------
    Sub-total                                                1,025.6       823.3        25%       190.4       130.9         45%

EMERGING BUSINESSES
  Citysearch and related                                         7.6        12.4       -39%       (8.6)      (11.1)
  International TV shopping & other               (b)           87.8        87.7         0%       (6.1)       (1.6)
  ECS / Styleclick                                              10.4         7.8        33%       (6.2)      (14.5)
                                                             -------    -------      ------     -------     -------       ------
    Sub-total                                                  105.8       107.9        -2%      (20.9)      (27.1)         23%
                                                             -------    -------      ------     -------     -------       ------
  Euro's exchange rate fluctuation                (c)         (10.1)      (13.8)                  (0.2)       (1.0)
  HSN Disengagement                               (d)          (0.9)        25.5                      -         3.5
  Intersegment Elimination                                     (2.6)       (2.6)
                                                             -------    -------      ------     -------     -------       ------
TOTAL                                                   $    1,117.8     $ 940.3        19%     $ 169.3   $   106.2         59%
                                                             =======    =======      ======     =======     =======       ======
ATTRIBUTABLE ADJUSTED EBITDA - OPERATING BUSINESSES                                             $ 141.6   $   102.7         38%
                                                                                                =======     =======       ======
Supplemental disclosure:
  Total Adjusted EBITDA                                                                         $ 169.3   $   106.2         59%
    Non-recurring items                           (e)                                            (44.4)       (4.8)
                                                                                                -------     -------       ------
      Adjusted EBITDA including non-recurring items                                             $ 124.9   $   101.4         23%
                                                                                                =======     =======       ======

---------------------------
DEFINITIONS:
- ADJUSTED EBITDA, also referred to as EBITDA in this release, is defined as operating income plus (1) depreciation ($42.4 million and $37.7 million in Q2 2002 and Q2 2001, respectively), (2) amortization of cable distribution fees ($13.1 million & $10.6 million, in Q2 2002 and 2001, respectively), (3) amortization of non-cash distribution, marketing, and compensation expense ($10.1 million and $10.6 million in Q2 2002 and Q2 2001, respectively), (4) amortization of other intangibles ($29.4 million and $31.8 million in Q2 2002 and Q2 2001, respectively), and (5) disengagement related payments to cable operators and marketing expenses ($6.2 million in Q2 2002) related to the transfer of HSN's distribution to cable (which has been accomplished).
- ATTRIBUTABLE ADJUSTED EBITDA - OPERATING BUSINESSES is defined as Adjusted EBITDA from Operating Businesses, less the percentage of Adjusted EBITDA attributable to minority shareholders of USA's public subsidiaries. This percentage is determined based on the Q2 weighted average of USA's fully diluted, treasury method ownership in each of its public subsidiaries (see page 4 for detail).

(a) USA's consolidation reflects a downward adjustment of approximately $2.2 million to Expedia's revenues and Adjusted EBITDA. The adjustment reflects a purchase accounting entry at USA to account for the fair value of liabilities assumed related to deferred revenue and related amounts.
(b) Includes HSE Germany, Home Shopping Espanol, TV Travel Group and other (see pages 8 and 9). HSE Germany reported revenue and EBITDA (net of Euro's exchange rate fluctuation), respectively, of $66.8 million and $0.9 million in Q2 2002, vs. $66.4 million and $4.9 million in Q2 2001. TV Travel Group reported revenue and EBITDA, respectively, of $6.7 million and ($1.4) million in Q2 2002.
(c) In order to present comparable results for HSN Germany, the results have been translated from Euros to U.S. dollars at a constant exchange rate.
(d) 2001 amounts reflect estimated results generated by homes lost by HSN following the sale of USA Broadcasting to Univision. 2002 revenue amount reflects sales rebates offered to customers impacted by disengagement.
(e) Non-recurring items in 2002 include restructuring and one-time items of $20.2 million for ECS related to rationalizing the business, $17.1 million for the closure of HSN Espanol and $7.1 million related to PRC, primarily for the closure of call centers. In addition to the $44.4 million of charges impacting EBITDA, the Company also recorded a charge of $114.3 million which is recorded below EBITDA, including $75.0 million related to equity losses in HOT Networks due primarily to HOT's decision to shut its operations in Belgium and the UK as well as adjustments to the carrying value of other investments held by HOT and $11.3 million related to HSN's investment in China, $24.4 million of goodwill for PRC arising in Q2 from contingent purchase consideration, and $0.9 million and $2.6 million related to ECS and Home Shopping Espanol, respectively, for fixed asset write-downs. 2001 amounts include $4.8 million related to the restructuring of Styleclick's operations. In addition, the Company recorded $5.8 million below EBITDA for the 2001 Styleclick restructuring.

                                     -More-

FREE CASH FLOW
--------------------------------------------------------------------------------

 Free cash flow is defined as operating cash flow from continuing operations including capital expenditures and investments to fund HSN International operations.

                                             2002 YTD
                                         ---------------
                                          $ IN MILLIONS
Adjusted EBITDA                          $         300.9
Capital expenditures                              (73.3)
Cash taxes                       (a)              (22.1)
Cable distribution fees                           (31.7)
Cash interest                                        3.0
HSN disengagement costs                           (16.4)
Other, net                       (b)               131.5
                                         ---------------
  TOTAL                                  $         291.9
                                         ===============

--------------------------------
(a) Excludes tax payments related to sale of the Broadcasting division of $150 million.
(b) Includes changes in working capital and investments to fund HSN International operations, but excludes other financing and investing activities, including acquisitions of $120 million, proceeds related to the sale of the Broadcasting division of $589 million in Q1, stock option proceeds of $175 million YTD, cash proceeds from the Vivendi transaction of $1.6 billion in Q2 and LLC tax distribution of $154.1 million YTD, most of which was related to the Entertainment assets, which are discontinued.


CAPITALIZATION
--------------------------------------------------------------------------------

USA reported capitalization of the following (amounts in millions):

                                              6/30/02                                                7/22/02
                                             --------                                                -------
Attributable cash                      (a)    $3,154       Fully diluted shares outstanding (d)          473
Securities in VUE                      (b)     2,100       Aggregate market capitalization           $ 9,805
Long-term debt                         (c)     (548)
Preferred Stock                                (656)
                                              ------
Net attributable cash and securities          $4,049
                                              ======

---------------------------------
(a) Includes attributable cash from USA's public subsidiaries, based on the Q2 weighted average of USA's fully diluted, treasury method ownership in each of its public subsidiaries, which was 66% for Ticketmaster, 67% for Hotels.com and 55% for Expedia. Excludes cash due to clients at Ticketmaster. Consolidated cash is $3.5 billion as of June 30, 2002.
(b)   Includes securities issued to USA in the Vivendi transaction, as follows:
      Class A and Class B preferred interests and 5.4% common interest in Vivendi Universal Entertainment ("VUE") at balance sheet carrying values, less the estimated present value of taxes on the above securities.
(c) Consists primarily of $500 million face value 6.75% Senior Notes due November 15, 2005.
(d) Fully diluted shares includes treasury method options and warrants and other dilutive securities, and includes Vivendi's remaining 56.6 million shares that may be delivered to USA in connection with USA's Series B preferred interest in VUE.

EARNINGS PER SHARE
--------------------------------------------------------------------------------


Pro Forma Diluted EPS from continuing operations was $0.03 in Q2, versus $0.00 in Q2 of 2001. 2001 data is pro forma for the adoption of FAS 141/142, the new accounting rules that eliminate amortization of goodwill. 2002 results are before the estimated after-tax gain of approximately $2.4 billion related to the Vivendi transaction and $2.0 million expense relating to the redemption of the Savoy bonds. These amounts are pro forma for the Expedia and Vivendi transactions, and exclude one-time gains and losses.

On a GAAP EPS basis, including all non-operating and one-time items (described above and in footnote "e" on previous page) and discontinued operations (consisting of USA Entertainment, which had a $6.9 million gain in Q2 2002 and $23.6 million gain in Q2 2001), Diluted EPS available to common shareholders for Q2 of 2002 was $4.87 versus $0.09 in Q2 of 2001.

                                     -More-

                   ANTICIPATED PERFORMANCE VERSUS 2002 BUDGET

USA filed its budget with the SEC on January 29, 2002. Factors impacting USA's currently anticipated performance versus its budget include: stronger than expected results for certain of its operating businesses (primarily Expedia, Hotels.com and Match.com); the inclusion of TV Travel Group as of the acquisition closing date of May 2, 2002; and other factors listed below. As against its 2002 budget, USA currently expects to (a):

-    exceed OPERATING REVENUE by 4%;

-    exceed TOTAL REVENUE by 2%;

-    exceed OPERATING EBITDA by 14%; and

- exceed TOTAL EBITDA by 7%, based on stronger than expected Operating EBITDA, offset partially by higher losses at HSN International (including lower than expected performance at HSE Germany and Home Shopping Espanol, which has been shut down, and the consolidation of HOT Networks).

Subsequent to the budget filing in January, items of a non-operating and/or structural nature offset the better than expected operating results. As such, against its 2002 budget, USA expects to (a):

- meet its CASH NET INCOME budget of $178 million, despite a number of non-operating factors including later than anticipated recognition of interest income on the $1.6 billion in cash proceeds from the Vivendi transaction, as well as lower than expected results from emerging asset HSE Germany, significantly higher than expected losses for HSN International, and the inclusion of TV Travel Group, which is presently unprofitable and historically has had a very weak fourth quarter. Based on 475 million fully diluted shares (which includes 56.6 million shares not reflected in USA's budget calculations) (b), USA expects CASH EPS of $0.37; and

- exceed its OPERATING INCOME budget by 25%, not including a significant increase in non-cash amortization of intangibles relating to its acquisition of Expedia and as a result of a step up in certain of its assets for book purposes relating to the Vivendi transaction. Including these non-cash items, USA expects to perform below its budget for Operating Income by approximately 18%.

-----------------------------------------
(a) Presented on a comparative pro forma basis reflecting the Vivendi and Expedia transactions, and reflecting continuing operations and excluding one-time items.
(b) USA's internal budget reflected 415 million shares outstanding, treating Vivendi's 56.6 million USA shares as treasury. Accordingly, USA also did not treat its Class B Preferred interest in VUE as outstanding for valuation purposes. To be more conservative, USA treats Vivendi's 56.6 million shares as outstanding, and recognizes the balance sheet carrying value of the Class B Preferred for valuation purposes.

                                     -More-

                              OPERATING HIGHLIGHTS

HSN - U.S.
--------------------------------------------------------------------------------

- HSN's Adjusted EBITDA margin expanded to 16.6% from 14.5% in the previous year's Q2, primarily due to gross profit improvement and continued leverage in the operating infrastructure. Margin improvement is attributable to the continued shift in product mix from lower margin electronics to higher margin products in the specialty apparel and beauty care line.

- Off-air sales and HSN.com continue to be growth drivers for HSN. Off-air sales increased 35% year-over-year and 11% sequentially, driven by strong demand for the waitlist business. HSN.com grew revenue 44% in Q2 to $42 million.

- Customer service calls are down more than 20% from the prior year, reflecting significantly higher customer satisfaction.

- Kathy Levine, former number one host at QVC, will bring an exclusive new line of clothing and jewelry fashions to HSN this August.

- Actress Rita Wilson and jewelry designer Cathy Waterman will launch a new jewelry line in December and present live from Los Angeles with different celebrity guests co-hosting during each visit.

- Former Victoria's Secret supermodel Stephanie Seymour has signed an agreement to offer an exclusive line of lingerie and women's intimates on HSN.


TICKETMASTER / MATCH.COM / CITYSEARCH
--------------------------------------------------------------------------------

- Ticketing continued its rapid migration online, with 43% of Ticketmaster's tickets sold online in Q2, up from 33% last year.

- Top-selling events in Q2 included Dave Matthews Band, Rolling Stones, Cher, and Ozzfest.

-    TicketFastTM is now installed in 91 venues, up 30% from Q1.

- Ticketmaster acquired Ticket Service Nederland, the Netherlands leading event ticketing company.

- Match.com ended Q2 with 604,175 subscribers, a 179% increase over the year ago period, aided by the acquisition of Soulmates Technology ("Soulmates").

- Match.com launched two new sites, MatchLive.com and MatchTravel.com. The new sites extend Match into two new categories, New York singles and travel for singles, creating the opportunity for new commerce revenues. Match.com also introduced its new instant messaging functionality, Match.com MessengerTM.

- Ticketmaster and Expedia announced a strategic alliance which will introduce booking capabilities on Citysearch, extend Citysearch local content to Expedia, and integrate Ticketmaster event tickets within Expedia travel packages. Expedia will also power the new Matchtravel.com site.

- Citysearch 4.0 was launched with enhanced personalization, improved searching and user reviews.

-    ReserveAmerica signed deals with Coleman, Offroute and Wildernet.

-    Evite sent 10 million invitations this quarter, up 58% from last year.

                                     -More-

EXPEDIA
--------------------------------------------------------------------------------

- Expedia maintained its status as the world's leading online travel service, with $1.3 billion in gross bookings in Q2, up 66% year over year. In addition, Expedia sold 2.6 million room nights, up from 1.0 million in the previous year.

- Merchant revenues in Q2 were $85.7 million, or 59% of revenues, up 49% sequentially and 231% year over year.

- Expedia expanded its average online reach to 12.2 million monthly unique users, and at the same time increased its conversion ratio to 6.3% from 5.8% in Q1.

- Expedia announced plans to expand further into corporate travel, and announced an agreement to purchase substantially all of the assets of Metropolitan Travel, Inc., a closely held Seattle-based corporate travel agency, as part of its strategy.

- Expedia became the first full-service online travel agency to allow customers to add destination services and activities - ranging from theme park tickets and tours to ground transportation - before completing a flight or hotel purchase.

- Expedia launched create-your-own wedding trips, allowing couples to arrange their travel, accommodations and wedding ceremony in one complete itinerary.


HOTELS.COM
--------------------------------------------------------------------------------

- Hotels.com sold nearly 1.9 million room nights in Q2, an 83% increase over the previous year.

- Hotels.com now has over 6,400 properties in more than 240 markets, including 154 U.S. and 89 international markets.

- Revenue from international properties increased 133% in Q2, comprising 12.2% of total revenue.

- Revenue from vacation rental properties grew 124% in Q2, comprising 2.9% of total revenue.

- Hotels.com's marketing campaign continues to deliver great results in drawing people to the new site. In June, www.hotels.com produced up to 20% of the company's bookings.

- Hotels.com and US Airways announced that Hotels.com will be offering discount lodging to USA Airways customers and will be featured each week on the US Airways Domestic E-Savers email announcements and E-Savers promotions page.

- Hotels.com announced an exclusive 3-year call center alliance with Continental Airlines to provide discount lodging to Continental's call center customers.

- Hotel & Travel Index and Hotels.com announced a 3-year agreement whereby Hotels.com is now the exclusive value-lodging provider for Hotel & Travel Index Online.

                                     -More-

PRECISION RESPONSE CORPORATION
--------------------------------------------------------------------------------

- PRC's business environment continued to improve. While year-over-year results were unfavorable, PRC grew revenue by 3% and EBITDA by 29% sequentially from Q1, aided by implementation of operating efficiency initiatives that improved profitability.

- PRC signed new customer service deals with Household Credit Finance and a major satellite service provider during the period and expanded its existing arrangements with AT&T and Federal Express.


INTERNATIONAL TV SHOPPING & OTHER
--------------------------------------------------------------------------------

- On May 1, USA completed the previously announced acquisition of TV Travel Group Ltd. ("TV Travel Group") for approximately $100 million in cash and stock. U.K.-based TV Travel Group pioneered the concept of a TV channel dedicated to selling travel, and currently has three TV Travel Shop(TM) channels - two in the U.K. and one in Germany.

- On May 9, TV Travel Group launched its interactive travel channel. TV Travel Shop Interactive allows viewers to discover additional information and prices for vacation packages with the press of a button.

- During the quarter, HSN entered into various transactions with its European partners, Georg Kofler and Thomas Kirch, to increase HSN's ownership in certain of its international assets. The transactions are largely completed. When they are fully completed, HSN will own (or in the case of a portion of HSE-Italy, hold a passive beneficial interest with no voting rights in) approximately 90% of HSE Germany, 46% of Euvia (in Germany, which consists of Euvia travel and Neun Live) and 84.5% of HSE-Italy. The total purchase price is approximately $100 million. HSN also continues to look for another partner for HSE-Italy, which would decrease its stake in that venture.

- HOT Networks' channels in the Netherlands, Belgium/France and the U.K. (in which HSN held minority interests), as well as HSN's 100% owned HSE - Espanol, have ceased operations. HSN's involvement with the home shopping businesses in China and Japan are unaffected.


OTHER HIGHLIGHTS
--------------------------------------------------------------------------------

- In June, USA surpassed Amazon to become the 8th largest group in terms of online reach, with 29.2 million unduplicated unique visitors (source: comScore Media Metrix). (a)

- On June 27, 2002, USA and Liberty completed an exchange of Liberty's Holdco shares for 33 million USA shares. The effect of this transaction is that Liberty's interest in USA is now comprised solely of USA shares, and Holdco is 100% owned by USA, thereby simplifying USA's corporate structure. Because Liberty's Holdco shares were exchangeable for USA shares, the exchange did not affect Liberty's ultimate equity ownership interests in USA. In addition, because USA's fully diluted shares outstanding have historically included Liberty's exchangeable shares, the exchange did no affect USA's fully diluted shares outstanding.

- ECS is reviewing its relationships with its partners, and it is likely that certain of its smaller relationships will be materially altered or discontinued. Specifically, with respect to Sportsline.com, Inc., an agreement has been reached between ECS and Sportsline.com, Inc. to mutually terminate their relationship.

-------------------------------------
(a) Data for USA is from a comScore Media Metrix unranked custom entity report defined by USA, representing combined home / work unduplicated reach for all of USA's subsidiaries, and is compared to the comScore Media Metrix Top 100 Properties list.

                                     -More-


                                OPERATING METRICS

ALL HOUSEHOLD NUMBERS AS OF END OF PERIOD.                              Q2 2002      Q2 2001     Growth
                                                                        -------      -------     ------
HSN - U.S.
  Units Shipped (mm)                                                        9.3         9.0       3.4%
  Gross Profit %                                                          38.4%       34.5%
  Return Rate                                                             18.8%       19.6%
  Average price point                                                    $44.18      $47.36
  Product mix:
    Home Licensing                                           (a)            28%         35%
    Home Fashions                                                            6%          4%
    Jewelry                                                                 26%         26%
    Health / Beauty                                                         24%         22%
    Apparel / Accessories                                                   16%         13%
  HSN cable / DBS homes (mm)                                 (b)           74.9        69.5       7.8%
  HSN total homes (mm)                                       (b)           77.1        81.1      -5.0%
  HSN total homes pro forma for disengagement (mm)           (b)           77.1        70.4       9.5%
  America's Store total FTEs (mm)                                          11.1        10.6       4.7%

(a)  HOME LICENSING INCLUDES ELECTRONICS, COMPUTERS, AND OTHER HOMEGOODS.

(b)  DBS AND TOTAL HOMES HAVE BEEN RESTATED TO REFLECT A 50% WEIGHTING TOWARDS
     DBS HOMES, IN ORDER TO MORE ACCURATELY REFLECT THE ACTUAL PERFORMANCE OF
     THESE SUBS AND ADJUST FOR THE IMPACT OF THEIR SIGNIFICANT GROWTH AS A
     PERCENTAGE OF TOTAL HSN DISTRIBUTION.


INTERNATIONAL TV SHOPPING AND OTHER - Households (mm)                                                           Avg.        6/30/02
 HSN INTERNATIONAL:                                                                                           Hrs. Daily     Stake
                                                                                                              ----------     -----
  HSE - Germany (includes Austria/Switzerland)               (a)           30.2        30.1       0.3%           16            42%
  HSE - Italy *                                              (a)(b)         9.4         9.4       0.0%           11            41%

  TVSN (China) (HH airing at least 14 hrs/week)              (b)           16.6        19.4     -14.4%           10            21%
  Shop Channel (Japan)                                       (b)           13.1        10.3      27.2%           16            30%
  Euvia*:                                                    (a)(b)

    Euvia Travel                                                           25.2                                   2            23%
    Neun Live                                                              23.9                                  10            23%
  TV TRAVEL SHOP U.K.                                                      10.6                                  24           100%

(a)  UPON COMPLETION OF CERTAIN TRANSACTIONS, USA EXPECTS TO OWN 90% OF
     HSE-GERMANY, 84.5% OF HSE-ITALY (INCLUDING PASSIVE BENEFICIAL INTERESTS)
     AND 46% OF EUVIA.
(b)  UNCONSOLIDATED AS OF 6/30/02.


TICKETMASTER

  Number of tickets sold (mm)                                              24.3        23.6       3.0%
  Gross value of tickets sold (mm)                                       $1,144      $1,016      12.6%
  Revenue per ticket                                                      $6.72       $6.29       6.8%
  Share of tickets sold online                                            43.0%       33.2%


MATCH.COM                                                    (a)

  Paid Subscribers                                                      604,175     216,607     178.9%
  New Registrations                                                   3,284,517   1,059,522     210.0%
  New Subscriptions                                                     313,228     134,843     132.3%
  Conversion rate                                                          9.5%       12.7%

(a)  THE OPERATING METRICS AND FINANCIAL RESULTS PRESENTED FOR THE MATCH.COM
     INCLUDE THE IMPACT OF SOULMATES, ACQUIRED ON APRIL 12, 2002, FOR THE FIRST
     TIME. THE 2001 OPERATING METRICS AND FINANCIAL INFORMATION DO NOT INCLUDE
     SOULMATES.


HOTELS.COM

  Hotel room nights sold (000s)                                           1,883       1,030      82.8%
  Average daily rate                                                    $118.95     $129.65
  Cities served: U.S. / International                                  154 / 89    111 / 35
  Properties                                                              6,467       3,374      91.7%
  Affiliates (including TravelNow)                                       28,340      20,857      35.9%


EXPEDIA

  Gross bookings (mm)                                        (a)         $1,333        $802      66.2%
  Total transactions (000s)                                  (b)          3,681       2,241      64.3%
  Average Media Metrix reach (000s)                          (c)         12,161       7,502      62.1%
  Expedia.com conversion                                     (d)           6.3%        7.0%        N/A
  New purchasing customers (000s)                            (e)          1,529         904      69.1%
  Cumulative purchasing customers (000s)                     (f)          9,139       4,507        N/A
  Unique purchasing customers (000s)                         (g)          2,217       1,336      65.9%

(a) GROSS BOOKINGS REPRESENTS THE TOTAL VALUE OF TRAVEL BOOKED THROUGH THE EXPEDIA, VACATIONSPOT, AND WWTE SITES.
(b) TRANSACTIONS REPRESENTS THE NUMBER OF RESERVATIONS AND PURCHASES TRANSACTED THROUGH THE EXPEDIA AND WWTE SITES.
(c) AVERAGE MONTHLY MEDIA METRIX REACH REPRESENTS THE UNDUPLICATED REACH FOR THE EXPEDIA AND VACATIONSPOT SITES.
(d) CONVERSION REPRESENTS THE MONTHLY AVERAGE EXPEDIA.COM UNIQUE MONTHLY PURCHASERS DIVIDED BY THE MONTHLY AVERAGE MEDIA METRIX REACH FOR THE EXPEDIA.COM SITE.
(e) EXPEDIA NEW PURCHASING CUSTOMERS REPRESENTS THE NUMBER OF NEW CUSTOMERS TRANSACTING THROUGH THE EXPEDIA SITES IN A QUARTER.
(f) EXPEDIA CUMULATIVE PURCHASING CUSTOMERS REPRESENTS THE CUMULATIVE NUMBER OF CUSTOMERS THAT HAVE EVER TRANSACTED THROUGH THE EXPEDIA SITES AS OF THE END OF A QUARTER
(g) EXPEDIA QUARTERLY UNIQUE PURCHASING CUSTOMERS REPRESENTS THE NUMBER OF UNIQUE CUSTOMERS TRANSACTING THROUGH THE EXPEDIA SITES OVER THE COURSE OF A QUARTER.

                                     -More-

                        REVENUE PRESENTATION ALTERNATIVES
                          FOR MERCHANT HOTEL BUSINESSES

As USA completes the first full quarter that it will report the results of Expedia, we find ourselves in an unusual financial reporting situation with respect to revenue presentation. If asked, most people would probably say that Expedia and Hotels.com are similar in that they are in the business of selling hotel rooms. However, each presents revenue in a different manner - Expedia on a net basis and Hotels.com on a gross basis. The presentations are consistent with the respective management teams' interpretation of the accounting rules, based on their respective facts and circumstances. Each company's conclusions were reached in close consultation with their respective external audit firms, Ernst &Young for Hotels.com and Deloitte & Touche for Expedia at the time of the merger with USA and Ernst & Young with respect to the most recent quarter. To be sure, there are differences in the business models. However, now that the two companies are subsidiaries of the same parent company, we will be proactively discussing the matter with the SEC to confirm our view of the ongoing accounting in this highly unusual situation. USA can not predict the outcome of its discussion with the SEC, but we can say that while any change made to either Expedia or Hotels.com would affect revenue and cost of sales by the same amount and would impact operating margin percentages, it would not impact the timing of revenue recognition (both defer revenue until the conclusion of the customer stay) and would not impact gross profit, Adjusted EBITDA, operating income, cash net income, net income, earnings per share or cash flows.

Some background to the significant factors that each company considered in reaching its own determination of the presentation of revenue is warranted. The accounting considerations were primarily based on three factors: the primary obligor relationship, pricing and inventory risk.

Hotels.com believes that it is the primary obligor in its transactions, as it is ultimately responsible for the satisfaction of its customers. If for some reason a room booked on Hotels.com is unsatisfactory or unavailable, Hotels.com accepts the responsibility to secure another hotel room for the customer or otherwise attempt to satisfy the customer. Expedia also offers customer care, but believes that, since it generally does not provide any portion of the service ordered by the customer nor does it alter the service provided by the hotel, that the hotel is the primary obligor.

With respect to inventory risk, for Expedia the percentage of supplier contracts that obligate it to risk are relatively low while virtually all of Hotels.com contracts carry an element of inventory risk. Neither company has experienced significant losses under the supplier contracts. However, both did experience some loss as a result of the events of September 11th, as the companies had to pay for hotel room reservations that were cancelled by their customers.

Both Hotels.com and Expedia have broad latitude to set and change prices based on market demand, and the amount earned on a transaction is based solely on the price agreed with the customer, and not on a set commission rate.

USA is always striving to report its results in the most transparent and meaningful manner. We hope to work with the SEC over the next several weeks with the goal of reaching a conclusion during the third quarter. Once again, we believe the accounting models used by Expedia and Hotels.com continue to be appropriate based on their own facts and circumstances. Ernst & Young, the independent auditor of USA, Expedia and Hotels.com, also concurs with this treatment. However, any possible change to the presentation of Expedia or Hotels.com will be limited to the presentation of revenue, cost of sales and operating margins, and will have no impact on the timing of revenue recognition, gross profit, operating income, cash net income, net income, earnings per share or cash flows.

We believe USA has two choices in dealing with this situation. First, we could stay silent, discuss the issue with the SEC and then disclose the outcome later. Second, we could disclose the circumstances now, including our decision to discuss the matter with the SEC. We have chosen the latter - the course of greater openness and disclosure.

                                     -More-

                   DISCONTINUED OPERATIONS - USA ENTERTAINMENT

On May 7, USA closed the transaction in which the Company's Entertainment Group was contributed to a joint venture with Vivendi Universal called Vivendi Universal Entertainment ("VUE"). Below are summary actual results for USA Entertainment (consists of USA Cable, Studios USA and USA Films):

                                         For the Period                 For the Quarter
                                          Ended May 7,                  Ended June 30,
                                              2002                           2001
                                         --------------                 --------------
                                                         $ IN MILLIONS
Revenue                                     $188.5                         $511.8
Adjusted EBITDA                              $39.9                         $169.6

ANALYST CONFERENCE CALL

USA Interactive will audiocast its conference call with analysts and investors discussing the company's second quarter financial results on Wednesday, July 24, 2002, at 11:00 a.m. Eastern Time (ET). The live audiocast is open to the public, and a replay will be available for 48 hours, beginning approximately one hour after completion of the call, at www.usainteractive.com/investor.relations.

IMPORTANT DISCLOSURES / LEGEND AND FORWARD LOOKING STATEMENTS / FOOTNOTES

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of the senior management of USA and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth herein and in the documents USA files with the Securities and Exchange Commission. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation: material adverse changes in economic conditions generally or in the markets served by USA, material changes in inflation, future regulatory and legislative actions affecting USA's operating areas, competition from others, product demand and market acceptance, the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms, the ability to expand into and successfully operate in foreign markets, and obtaining and retaining skilled workers and key executives. The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. USA does not undertake any obligation to update or revise these forward-looking statements, whether as a result of new information, future events or any other reason. The financial, statistical and other information contained in this press release and its attachments is unaudited.

ABOUT USA INTERACTIVE

USA Interactive (Nasdaq: USAI), via the Internet, the television and the telephone, engages worldwide in the business of interactivity across electronic retailing, travel services, ticketing services, personals services, local information services and teleservices. USA is comprised of HSN; Expedia, Inc. (Nasdaq: EXPE); Hotels.com (Nasdaq: ROOM); TV Travel Group; Ticketmaster (Nasdaq: TMCS), which operates Match.com and Citysearch; Precision Response Corporation; Electronic Commerce Solutions; and Styleclick (OTC: IBUYA).

CONTACTS:        USA COMMUNICATIONS:        USA INVESTOR RELATIONS:
                 Ron Sato                   Roger Clark / Lauren Rosenfield
                 212-314-7254               212-314-7400


                                 USA INTERACTIVE
        152 West 57th Street, 42nd Floor New York, NY 10019 212.314.7300
                    Fax 212.314.7309 www.usainteractive.com

                        USA INTERACTIVE AND SUBSIDIARIES
          UNAUDITED BUSINESS SEGMENT INFORMATION- CONTINUING OPERATIONS
                               ( $ IN THOUSANDS )

                                                     THREE MONTHS ENDED JUNE 30,
                                                     PRO FORMA       PRO FORMA
                                                    -----------     -----------
                                                        2002            2001
                                                    -----------     -----------
REVENUES - OPERATING BUSINESSES
   HSN - U.S.                                       $   376,143     $   356,326
   Ticketing                                            175,406         163,898
   Match.com                                             29,523          10,666
   Hotels.com                                           229,715         138,302
   Expedia (a)                                          142,727          78,474
   PRC                                                   72,122          75,623
                                                    -----------     -----------
     Sub-total                                        1,025,636         823,289

REVENUES - EMERGING BUSINESSES
   Citysearch and related                                 7,587          12,389
   International TV shopping and other (b)               87,849          87,678
   ECS/Styleclick                                        10,392           7,831
                                                    -----------     -----------
     SUB-TOTAL                                          105,828         107,898
                                                    -----------     -----------
   Euro's exchange rate fluctuation (c)                 (10,119)        (13,774)
   HSN Disengagement (d)                                   (943)         25,496
   Intersegment Elimination                              (2,607)         (2,582)
                                                    -----------     -----------
     TOTAL                                          $ 1,117,795     $   940,327
                                                    ===========     ===========

ADJUSTED EBITDA - OPERATING BUSINESSES (e)
   HSN - U.S.                                       $    62,619     $    51,749
   Ticketing                                             43,679          35,521
   Match.com                                              9,700           2,843
   Hotels.com                                            32,855          20,994
   Expedia (a)                                           43,284          17,746
   PRC                                                    8,099          10,183
   Corporate and other                                   (9,868)         (8,176)
                                                    -----------     -----------
     SUB-TOTAL                                          190,368         130,860

ADJUSTED EBITDA - EMERGING BUSINESSES (e)
   Citysearch and related                                (8,608)        (11,050)
   International TV shopping and other (b)               (6,105)         (1,630)
   ECS/Styleclick                                        (6,151)        (14,455)
                                                    -----------     -----------
     SUB-TOTAL                                          (20,864)        (27,135)
                                                    -----------     -----------
   Euro's exchange rate fluctuation (c)                    (187)           (992)
   HSN Disengagement (d)                                   --             3,458
                                                    -----------     -----------
     TOTAL                                          $   169,317     $   106,191
                                                    ===========     ===========
   Supplemental disclosure:
   Non-recurring items (f)                              (44,439)         (4,773)
                                                    -----------     -----------
   Adjusted EBITDA less non-recurring items         $   124,878     $   101,418
                                                    ===========     ===========

ATTRIBUTABLE- OPERATING BUSINESSES (g)              $   141,584     $   102,731
                                                    ===========     ===========

(a) USA's consolidation reflects a downward adjustment of approximately $2.2 million to lower Expedia's revenues and Adjusted EBITDA. The adjustment reflects a purchase accounting entry at USA to account for the fair value of liabilities assumed related to deferred revenue and related amounts.

(b) Includes HSN International, TV Travel Group and other. HSN Germany reported revenue and EBITDA (net of Euro's exchange rate fluctuation), respectively, of $66.8 million and $0.9 million in Q2 2002, vs. $66.4 million and $4.9 million in Q2 2001. TV Travel Group reported revenue and EBITDA, respectively of $6.7 million and ($1.4) million in Q2 2002.

(c) In order to present comparable results for HSN Germany, the results have been translated from Euros to U.S. dollars at a constant exchange rate.

(d) 2001 amounts reflect estimated results generated by homes lost by HSN following disengagement of USA Broadcasting to Univision. 2002 amount reflects disengagement related sales rebates offered to customers impacted by disengagement.

(e) Adjusted EBITDA, is defined as operating income plus, (1) depreciation and amortization, (2) amortization of cable distribution fees ($13.1 million and $10.6 million, in Q2 2002 and 2001, respectively), (3) amortization of non-cash distribution and marketing expense and non-cash compensation expense and (4) disengagement related payments to cable operators, marketing expenses and sales rebates, $6.2 million in Q2 2002, related to the transfer of HSN's distribution to cable (which has been accomplished).

(f) Includes Non-recurring items include restucturing and one-time items of $20.2 million for ECS related to rationalizing the business, $17.1 million for the closure of HSN Espanol and $7.1 million related to PRC, primarily for the closure of call centers. In addition to the $44.4 million of charges impacting EBITDA, the Company also recorded $114.3 million which is recorded below EBITDA, including $75.0 million related to equity losses in HOT Networks due primarily to HOT's decision to shut its operations in Belgium and the UK as well as adjustments to the carrying value of other investments held by HOT, and $11.3 million related to HSN's investment in China, $24.4 million of goodwill for PRC arising in Q2 from contingent purchase consideration, and $0.9 million and $2.6 million related to ECS and HSN Espanol, respectively, for fixed asset write-downs. 2001 amounts include $4.8 million related to the restructuring of Styleclick's operations. In addition, the Company recorded $5.8 million below EBITDA for the Styleclick restructuring.

(g) Attributable Adjusted EBITDA- Operating Businesses is defined as Adjusted EBITDA from Operating Businesses, less the percentage of Adjusted EBITDA attributable to minority shareholders of USA's public subsidiaries. This percentage is determined based on Q2 weighted average of USA's fully diluted, treasury method ownership in each of its public subsidiaries as of June 30, 2002.

                        USA INTERACTIVE AND SUBSIDIARIES
                     UNAUDITED BUSINESS SEGMENT INFORMATION
                    ( $ IN THOUSANDS, EXCEPT PER SHARE DATA )

                                                                                               THREE MONTHS ENDED JUNE 30,
                                                                                                PRO FORMA      PRO FORMA
                                                                                               -----------    -----------
                                                                                                  2002           2001
                                                                                               -----------    -----------
Revenues, net                                                                                  $ 1,117,795    $   940,327

Operating costs and expenses:
   Costs related to revenues                                                                       681,920        597,906
   Other costs and expenses                                                                        267,501        236,230
   Disengagement costs (a)                                                                           5,285           --
   Amortization of non cash distribution and marketing expense (b)                                  10,105         10,579
   Amortization of non cash compensation expense (c)                                                 3,393          5,247
   Amortization of cable distribution fees                                                          13,064         10,642
   Depreciation and amortization                                                                    71,764         68,555
   Non-recurring items - EBITDA (d)                                                                 44,439          4,773
   Non-recurring items- Non-EBITDA (d)                                                             114,270          5,779
                                                                                               -----------    -----------
    Total operating costs and expenses                                                           1,211,741        939,711
                                                                                               -----------    -----------
    Operating income                                                                               (93,946)           616

Interest expense, net                                                                               28,597         19,810
Other, net                                                                                         (13,437)        (5,941)
                                                                                               -----------    -----------
    Earnings before income taxes and minority interest                                             (78,786)        14,485

Income tax expense                                                                                 (14,562)       (13,543)
Minority interest                                                                                   (9,746)         3,306
                                                                                               -----------    -----------

Earnings/(loss) before preferred dividend                                                      $  (103,094)   $     4,248
Preferred dividend (e)                                                                              (3,264)        (3,264)
Net earnings/(loss) available to common shareholders
  from continuing operations                                                                   -----------    -----------
                                                                                               $  (106,358)   $       984
                                                                                               ===========    ===========

Diluted net earnings available to common shareholders
from continuing operations, before non-recurring items (d)                                     $    14,526    $     3,315
                                                                                               ===========    ===========

Cash net income from continuing operations                                                     $    47,508    $    20,988
                                                                                               ===========    ===========

 Weighted average basic shares                                                                     415,372        401,428
                                                                                               ===========    ===========
Weighted average diluted shares                                                                    472,308        463,108
                                                                                               ===========    ===========
Weighted average CNI shares                                                                        472,308        463,108
                                                                                               ===========    ===========

EPS AVAILABLE TO COMMON SHAREHOLDERS
FROM CONTINUING OPERATIONS (f)
 Diluted earnings per share available to common shareholders                                   $      (.26)   $       .00
                                                                                               ===========    ===========
 Diluted earnings per share available to common shareholders, before non-recurring items (d)   $       .03    $       .01
                                                                                               ===========    ===========
Cash net income per share, before non-recurring items (e)                                      $       .10    $       .05
                                                                                               ===========    ===========


ADJUSTED EBITDA (g)                                                                            $   124,878    $   101,418
                                                                                               ===========    ===========

(a) Represents costs incurred related to the disengagement of HSN from the USA Broadcasting stations. Amounts primarily relate to payments to cable operators and related marketing expenses in the disengaged markets. Note that an additional $0.9 million of disengagement related sales rebates offered to customers impacted by disengagement is reflected net of revenue.

(b) Amortization of warrants and stock issued in exchange for distribution and marketing services.

(c) Expense relates to the Company's bonus stock purchase program, restricted stock awards and certain stock option grants.

(d) Non-recurring items in 2002 include restructuring and one-time items impacting EBITDA of $20.1 million for ECS related to rationalizing the business, $17.1 million related to the closure of HSN Espanol and $7.2 million related to PRC, primarily for the closure of call centers. In addition to the $44.4 million of charges impacting EBITDA, the Company also recorded $114.3 million which is recorded below EBITDA, including $75.0 million related to equity losses in HOT Networks due to HOT's decision to shut its operations in Belgium and the UK, as well as adjustments to the carrying value of other investments held by HSN and $11.3 million related to HSN's investment in China, $24.4 million of goodwill and fixed asset write-offs, and $0.9 million and $2.6 million related to ECS and HSN Espanl for fixed asset write-downs. 2001 amounts include restructuring charges for Styleclick, including $4.8 million above EBITDA and $5.8 million below EBITDA related to fixed asset writedowns.

(e) In relation to Expedia, the Company issued preferred stock with a dividend of 1.99%, payable in cash or stock.

(f) Diluted GAAP EPS is $4.87 in 2002 as compared to $0.09 in 2001. The 2002 amount includes the following non-operating and one-time items: an estimated gain of $2.4 billion on the contribution of USA Entertainment to VUE, The results of USA Entertainment through May 7, 2002 of $6.9 million, which are presented as a discontinued operation, and a charge of $2.0 million related to the redemption of the Savoy debentures, plus the one-time items listed above. GAAP net income for 2002 is $2.3 billion. GAAP net income for 2001 is $39.6 million. The 2001 amount includes $49.8 million related to the sale of the USAB broadcast stations, $23.6 million related to USA Entertainment, , plus $34.3 million of goodwill amortization, net of tax and minority interest.

(g) Adjusted EBITDA, is defined as operating income plus, (1) depreciation and amortization, (2) amortization of cable distribution fees ($13.1 million and $10.6 million, in Q2 2002 and 2001, respectively), (3) amortization of non-cash distribution and marketing expense and non-cash compensation expense and (4) disengagement related payments to cable operators, marketing expenses and sales rebates ($6.2 million in Q2 2002) related to the transfer of HSN's distribution to cable (which has been accomplished).

                        USA INTERACTIVE AND SUBSIDIARIES
               EPS AND CASH NET INCOME RECONCILIATION INFORMATION
                                    UNAUDITED
                    ( $ IN THOUSANDS, EXCEPT PER SHARE DATA )

                                                                                      THREE MONTHS ENDED JUNE 30,
                                                                                        PRO FORMA   PRO FORMA
                                                                                       ---------    ---------
                                                                                          2002         2001
                                                                                       ---------    ---------
DILUTED EPS FROM  CONTINUING OPERATIONS, BEFORE NON-RECURRING ITEMS:
   Net loss available to common shareholders from continuing operations                $(106,358)   $     984
   Impact of one-time items                                                              139,001        2,734
   Impact of exchangeable shares and dilutive securities                                 (18,117)        (403)
                                                                                       ---------    ---------
   DILUTED NET EARNINGS AVAILABLE TO COMMON SHAREHOLDERS, BEFORE NON-RECURRING ITEMS   $  14,526    $   3,315
                                                                                       =========    =========

   Weighted average diluted shares                                                       472,308      463,108
                                                                                       =========    =========

   DILUTED EARNINGS PER SHARE AVAILABLE TO COMMON SHAREHOLDERS                         $     .03    $     .01
                                                                                       =========    =========

CASH NET INCOME:
   Diluted net earnings available to common shareholders                               $  14,526    $   3,315
   Impact of exchangeable shares and dilutive securities                                   6,500         --
   Impact of non-cash items, net of tax and minority interest                             26,482       17,673
                                                                                       ---------    ---------
   CASH NET INCOME                                                                     $  47,508    $  20,988
                                                                                       =========    =========

   Weighted average CNI shares                                                           472,308      463,108
                                                                                       =========    =========

   Cash net income per share                                                           $     .10    $     .05
                                                                                       =========    =========

RECONCILIATION OF BASIC AND CASH NET INCOME OUTSTANDING SHARES

      Actual Basic weighted average shares                                               412,415      373,762
        Shares issued in VUE transaction                                                   2,957        7,080
        Shares issued in Expedia transaction                                                   0       20,586
                                                                                       ---------    ---------
      Pro Forma Basic weighted average shares                                            415,372      401,428
        Holdco exchange                                                                   31,767       33,217
        Treasury Method Stock Options and Warrants                                        25,169       28,463
                                                                                       ---------    ---------
      Pro Forma Diluted weighted average shares                                          472,308      463,108
                                                                                       =========    =========

                        USA INTERACTIVE AND SUBSIDIARIES
          UNAUDITED BUSINESS SEGMENT INFORMATION- CONTINUING OPERATIONS
                               ( $ IN THOUSANDS )

                                               SIX MONTHS ENDED JUNE 30,
                                                PRO FORMA     PRO FORMA
                                                  2002           2001
                                              -----------    -----------

REVENUES - OPERATING BUSINESSES
   HSN - U.S.                                 $   772,326    $   705,546
   Ticketing                                      328,785        314,006
   Match.com                                       54,788         19,209
   Hotels.com                                     395,428        243,588
   Expedia (a)                                    258,733        135,696
   PRC                                            142,211        156,315
                                              -----------    -----------
     SUB-TOTAL                                  1,952,271      1,574,360

REVENUES - EMERGING BUSINESSES
   Citysearch and related                          14,862         24,773
   International TV shopping and other (b)        169,383        171,086
   ECS/Styleclick                                  22,475         16,405
                                              -----------    -----------
     SUB-TOTAL                                    206,720        212,264
                                              -----------    -----------
   Euro's exchange rate fluctuation (c)           (26,664)       (27,479)
   HSN Disengagement (d)                           (1,800)        61,648
   Intersegment Elimination                        (5,596)        (2,582)
                                              -----------    -----------
     TOTAL                                    $ 2,124,931    $ 1,818,211
                                              ===========    ===========

ADJUSTED EBITDA - OPERATING BUSINESSES (e)
   HSN - U.S.                                 $   120,336    $    97,455
   Ticketing                                       77,365         65,754
   Match.com                                       16,572          3,107
   Hotels.com                                      58,649         36,816
   Expedia (a)                                     77,833         22,285
   PRC                                             13,831         20,200
   Corporate and other                            (18,371)       (16,111)
                                              -----------    -----------
     SUB-TOTAL                                    346,215        229,506

ADJUSTED EBITDA - EMERGING BUSINESSES (e)
   Citysearch and related                         (19,349)       (22,801)
   International TV shopping and other (b)        (10,875)        (2,399)
   ECS/Styleclick                                 (14,616)       (31,373)
                                              -----------    -----------
     SUB-TOTAL                                    (44,840)       (56,573)
                                              -----------    -----------
   Euro's exchange rate fluctuation (c)              (466)        (1,928)
   HSN Disengagement (d)                             --            9,487
                                              -----------    -----------
     TOTAL                                    $   300,909    $   180,492
                                              ===========    ===========
   Supplemental disclosure:

   Non-recurring items (f)                        (44,439)        (4,773)
                                              -----------    -----------
   Adjusted EBITDA less non-recurring items   $   256,470    $   175,719
                                              ===========    ===========

   ATTRIBUTABLE- OPERATING BUSINESSES (g)     $   258,312    $   183,353
                                              ===========    ===========

(a) USA's consolidation reflects a downward adjustment of approximately $2.2 million to lower Expedia's revenues and Adjusted EBITDA. The adjustment reflects a purchase accounting entry at USA to account for the fair value of liabilities assumed related to deferred revenue and related amounts.

(b) Includes HSN International, TV Travel Group and other. HSN Germany reported revenue and EBITDA (net of Euro's exchange rate fluctuation), respectively, of $126.4 million and $1.9 million in Q2 YTD 2002, vs. $131.6 million and $9.6 million in Q2 YTD 2001. TV Travel Group reported revenue and EBITDA, respectively. Of $6.7 million and ($1.4) million for Q2 YTD 2002.

(c) In order to present comparable results for HSN Germany, the results have been translated from Euros to U.S. dollars at a constant exchange rate.

(d) 2001 amounts reflect estimated results generated by homes lost by HSN following disengagement of USA Broadcasting to Univision. 2002 amount reflects disengagement related sales rebates offered to customers impacted by disengagement.

(e) Adjusted EBITDA, is defined as operating income plus, (1) depreciation and amortization, (2) amortization of cable distribution fees ($26.1 million and $19.4 million, in 2002 and 2001, respectively), (3) amortization of non-cash distribution and marketing expense and non-cash compensation expense and (4) disengagement related payments to cable operators, marketing expenses and sales rebates ($17.8 million in 2002) related to the transfer of HSN's distribution to cable (which has been accomplished).

(f) Non-recurring items include restucturing and one-time items of $20.2 million for ECS related to rationalizing the business, $17.1 million for the closure of HSN Espanol and $7.1 million related to PRC, primarily for the closure of call centers. In addition to the $44.4 million of charges impacting EBITDA, the Company also recorded $114.3 million which is recorded below EBITDA, including $75.0 million related to equity losses in HOT Networks due primarily to HOT's decision to shut its operations in Belgium and the UK as well as adjustments to the carrying value of other investments held by HOT, and $11.3 million related to HSN's investment in China, $24.4 million of goodwill for PRC arising in Q2 from contingent purchase consideration, and $0.9 million and $2.6 million related to ECS and HSN Espanol, respectively, for fixed asset write-downs. 2001 amounts include $4.8 million related to the restructuring of Styleclick's operations. In addition, the Company recorded $5.8 million below EBITDA for this restructuring.

(g) Attributable Adjusted EBITDA- Operating Businesses is defined as Adjusted EBITDA from Operating Businesses, less the percentage of Adjusted EBITDA attributable to minority shareholders of USA's public subsidiaries. This percentage is determined based on Q2 weighted average of USA's fully diluted, treasury method ownership in each of its public subsidiaries as of June 30, 2002.

                        USA INTERACTIVE AND SUBSIDIARIES
                     UNAUDITED BUSINESS SEGMENT INFORMATION
                    ( $ IN THOUSANDS, EXCEPT PER SHARE DATA )

                                                                                           SIX MONTHS ENDED JUNE 30,
                                                                                            PRO FORMA      PRO FORMA
                                                                                           -----------    -----------
                                                                                              2002            2001
                                                                                           -----------    -----------
Revenues, net                                                                              $ 2,124,931    $ 1,818,211

Operating costs and expenses:
   Costs related to revenues                                                                 1,310,054      1,169,385
   Other costs and expenses                                                                    514,911        468,334
   Disengagement costs (a)                                                                      16,823           --
   Amortization of non cash distribution and marketing expense (b)                              21,128         18,597
   Amortization of non cash compensation expense (c)                                             8,131         14,579
   Amortization of cable distribution fees                                                      26,064         19,398
   Depreciation and amortization                                                               138,754        133,407
   Non-recurring items - EBITDA (d)                                                             44,439          4,773
   Non-recurring items - Non-EBITDA (d)                                                        114,270          5,779
                                                                                           -----------    -----------
    Total operating costs and expenses                                                       2,194,574      1,834,252
                                                                                           -----------    -----------
    Operating income                                                                           (69,643)       (16,041)

Interest expense, net                                                                           24,373         17,190
Other, net                                                                                        (560)        12,731
                                                                                           -----------    -----------
    Earnings before income taxes and minority interest                                         (45,830)        13,880

Income tax expense                                                                             (36,212)       (38,639)
Minority interest                                                                              (13,818)        11,963
                                                                                           -----------    -----------

Earnings/(loss) before preferred dividend                                                  $   (95,860)   $   (12,796)
Preferred dividend (e)                                                                          (6,528)        (6,528)
Net earnings/(loss) available to common shareholders
                                                                                           -----------    -----------
from continuing operations                                                                 $  (102,388)   $   (19,324)
                                                                                           ===========    ===========

Diluted net loss available to common shareholders
from continuing operations, before non-recurring items (d)                                 $    14,075    $   (16,590)
                                                                                           ===========    ===========

Cash net income from continuing operations                                                 $    73,043    $    25,043
                                                                                           ===========    ===========

Weighted average basic shares                                                                  407,563        399,751
                                                                                           ===========    ===========
Weighted average diluted shares                                                                466,356        399,751
                                                                                           ===========    ===========
Weighted average CNI shares                                                                    466,356        462,059
                                                                                           ===========    ===========

EPS AVAILABLE TO COMMON SHAREHOLDERS
FROM CONTINUING OPERATIONS (f)
 Diluted earnings per share available to common shareholders                               $      (.25)   $      (.05)
                                                                                           ===========    ===========
 Diluted loss per share available to common shareholders, before non-recurring items (d)   $       .03    $      (.04)
                                                                                           ===========    ===========
Cash net income per share                                                                  $       .16    $       .05
                                                                                           ===========    ===========


ADJUSTED EBITDA (g)                                                                        $   256,470    $   175,719
                                                                                           ===========    ===========

(a) Represents costs incurred related to the disengagement of HSN from the USA Broadcasting stations. Amounts primarily relate to payments to cable operators and related marketing expenses in the disengaged markets. Note that an additional $1.8 million of disengagement related sales rebates offered to customers impacted by disengagement is reflected net of revenue.

(b) Amortization of warrants and stock issued in exchange for distribution and marketing services.

(c) Expense relates to the Company's bonus stock purchase program, restricted stock awards and certain stock option grants.

(d) Non-recurring items in 2002 include restructuring and one-time items impacting EBITDA of $20.1 million for ECS related to rationalizing the business, $17.1 million related to the closure of HSN Espanol and $7.2 million related to PRC, primarily for the closure of call centers.. In addition to the $44.4 million of charges impacting EBITDA, the Company also recorded $114.3 million which is recorded below EBITDA, including $75.0 million related to equity losses in HOT Networks due to HOT's decision to shut its operations in Belgium and the UK, as well as adjustments to the carrying value of other investments held by HSN and $11.3 million related to HSN's investment in China, $24.4 million of goodwill and fixed asset write-offs, and $0.9 million and $2.6 million related to ECS and HSN Espanl for fixed asset write-downs. 2001 amounts include restructuring charges for Styleclick, including $4.8 million above EBITDA and $5.8 million below EBITDA related to fixed asset writedowns.

(e) In relation to Expedia, the Company issued preferred stock with a dividend of 1.99%, payable in cash or stock.

(f) Diluted GAAP EPS is $4.26 in 2002 as compared to $0.03 in 2001. The 2002 amount includes the following non-operating and one-time items: an estimated gain of $2.4 billion on the contribution of USA Entertainment to VUE, the cumulative effect expense from adoption of FAS 141/142 of $310.6 million, the results of USA Entertainment through May 7, 2002 of $28.8 million, which are presented as a discontinued operation, and a charge of $2.0 million related to the redemption of the Savoy debentures, plus the one-time items listed above. GAAP net income for 2002 is $2.0 billion. The 2001 amount includes $49.8 million related to the sale of the USAB broadcast stations, the sale of the USAB broadcast stations, $49.8 million relate to USA Entertainment, a charge of $9.2 million related to the cumulative effect of the new film accounting rules, plus $73.6 million of goodwill amortization, net of tax and minority interest. GAAP net income for 2001 is $13.0 million.

(g) Adjusted EBITDA, is defined as operating income plus, (1) depreciation and amortization, (2) amortization of cable distribution fees ($26.1 million and $19.4 million, in 2002 and 2001, respectively), (3) amortization of non-cash distribution and marketing expense and non-cash compensation expense and (4) disengagement related payments to cable operators, marketing expenses and sales rebates ($17.8 in 2002) related to the transfer of HSN's distribution to cable (which has been accomplished).

                        USA INTERACTIVE AND SUBSIDIARIES
               EPS AND CASH NET INCOME RECONCILIATION INFORMATION
                                    UNAUDITED
                    ( $ IN THOUSANDS, EXCEPT PER SHARE DATA )

                                                                                  SIX MONTHS ENDED JUNE 30,
                                                                                   PRO FORMA    PRO FORMA
                                                                                   ---------    ---------
                                                                                     2002          2001
                                                                                   ---------    ---------
DILUTED LOSS PER SHARE FROM CONTINUING OPERATIONS, BEFORE NON-RECURRING ITEMS:
   Net loss available to common shareholders from continuing operations            $(102,388)   $ (19,324)
   Impact of one-time items                                                          139,001        2,734
   Impact of exchangeable shares and dilutive securities                             (22,538)        --
   Preferred Dividend                                                                   --           --
                                                                                   ---------    ---------
   DILUTED NET LOSS AVAILABLE TO COMMON SHAREHOLDERS, BEFORE NON-RECURRING ITEMS   $  14,075    $ (16,590)
                                                                                   =========    =========

   Weighted average diluted shares                                                   466,356      399,751
                                                                                   =========    =========

   Diluted loss per share available to common shareholders                         $     .03    $    (.04)
                                                                                   =========    =========

CASH NET INCOME:
   Diluted net loss available to common shareholders, before non-recurring items   $  14,075    $ (16,590)
   Impact of exchangeable shares and dilutive securities                               6,500          (65)
   Impact of non-cash items, net of tax and minority interest                         52,468       41,698
                                                                                   ---------    ---------
   CASH NET INCOME                                                                 $  73,043    $  25,043
                                                                                   =========    =========

   Weighted average CNI shares                                                       466,356      462,059
                                                                                   =========    =========

   Cash net income per share                                                       $     .16    $     .05
                                                                                   =========    =========

RECONCILIATION OF BASIC AND CASH NET INCOME OUTSTANDING SHARES
      Actual Basic weighted average shares                                           402,545      372,085
        Shares issued in VUE transaction                                               5,018        7,080
        Shares issued in Expedia transaction                                               0       20,586
                                                                                   ---------    ---------
      Pro Forma Basic weighted average shares                                        407,563      399,751
        Holdco exchange                                                               32,669       33,217
        Treasury Method Stock Options and Warrants                                    26,124       29,091
                                                                                   ---------    ---------
      Pro Forma Diluted weighted average shares                                      466,356      462,059
                                                                                   =========    =========